UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 13, 2015

DIVIDEND CAPITAL DIVERSIFIED PROPERTY FUND INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland	000-52596	30-0309068
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

518 Seventeenth Street, 17th Floor, Denver CO	80202
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (303) 228-2200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

On January 13, 2015, Dividend Capital Diversified Property Fund Inc. (the “Company ,” “we,” “us,” or “our”) filed a Current Report on Form 8-K (the “Original 8-K”) to present information about the Company’s entry into a credit agreement providing for a $550 million senior unsecured term loan and revolving line of credit. This Current Report on Form 8-K/A (the “Amendment”) is being filed to correct information regarding the number of mortgage notes and other secured borrowings of the Company that are maturing in the years ending December 31, 2015, December 31, 2016, December 31, 2024, and all periods thereafter, as presented in the table reflecting our contractual debt maturities as of January 13, 2015 in the Original 8-K. Capitalized terms not defined in this Amendment have the meanings ascribed to them in the Original 8-K.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off Balance Sheet Arrangement of a Registrant.

The following table and accompanying footnotes supersede and replace similar information in the Original 8-K in its entirety.

	As of January 13, 2015
	Mortgage Notes and Other Secured Borrowings		Unsecured Borrowings		Total
Year Ending December 31,	Number of Borrowings Maturing	Outstanding Balance	Number of Borrowings Maturing	Outstanding Balance (1)	Outstanding Balance (2)
2015	4	113,133	—	—	113,133
2016	12	329,728	—	—	329,728
2017	6	209,721	—	—	209,721
2018	—	4,999	1	100,000	104,999
2019	—	5,292	1	280,000	285,292
2020	1	157,944	—	—	157,944
2021	—	1,707	—	—	1,707
2022	1	1,663	—	—	1,663
2023	—	978	—	—	978
2024	—	1,034	—	—	1,034
Thereafter	2	5,397	—	—	5,397

Total	26	$831,596	2	$380,000	$1,211,596

(1)	Unsecured borrowings presented include (i) borrowings under our Revolving Credit Facility of $280 million, which mature in 2019, subject to one 12-month extension option, and (ii) Term Loan borrowings of $100.0 million, which mature in 2018, subject to two 12-month extension options.
(2)	Outstanding balance represents expected cash outflows for contractual amortization and scheduled balloon payment maturities and does not include (i) the increase due to mark-to-market adjustment on assumed debt, and (ii) the decrease due to the GAAP principal amortization of our restructured mortgage note that does not reduce the contractual amount due of the related mortgage note as of January 13, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dividend Capital Diversified Property Fund Inc.

March 5, 2015	By:	/S/ M. KIRK SCOTT
M. Kirk Scott Chief Financial Officer